CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Return Optimization Securities Linked to the Dow Jones Industrial AverageSM due June 26, 2014	$1,473,000	$105.02

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated June 21, 2010

$1,473,000 HSBC USA Inc. Return Optimization Securities
Linked to the Dow Jones Industrial AverageSM due June 26, 2014

Investment Description

These HSBC USA Inc. Return Optimization Securities linked to the Dow Jones Industrial AverageSM are senior unsecured debt securities issued by HSBC USA Inc, (“HSBC”) which we refer to as the “Securities”.  The Securities are designed to provide enhanced exposure to the potential positive performance of the Dow Jones Industrial Average (the “Index”), up to the Maximum Gain of 84.00%.  If the performance of the Index, as measured by the “Index Return” is greater than zero, at maturity, for each Security, you will receive an amount equal to the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by (iii) the “Participation Rate” of 200%, up to the Maximum Gain.  If the Index Return is less than or equal to zero, at maturity, for each Security, you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Return is less than zero.  You will not receive interest or dividend payments during the term of the Securities.  Investing in the Securities involves significant risks. You will lose some or all of your Principal Amount if the Index Return is negative.  Any payment on the Securities is subject to the creditworthiness of HSBC.

Features

❑
Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Index up to the Maximum Gain while providing 1-for-1 downside exposure.  In moderate-return environments, this strategy provides the opportunity to outperform investments that track the performance of the index on a 1-for-1 basis.

❑
Market Recovery Strategy: If you believe the closing level of the Index will increase over the term of the Securities from the closing level of the Index on the trade date, an investment in the Securities can provide an opportunity to enhance your return at maturity compared to a direct investment in the Index.

Key Dates

Trade Date	June 21, 2010
Settlement Date	June 24, 2010
Final Valuation Date[1]	June 20, 2014
Maturity Date[1]	June 26, 2014

[1] Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying underlying supplement no. 1, dated January 8, 2010.

Security Offerings

HSBC USA Inc. is offering Return Optimization Securities Linked to the Dow Jones Industrial Average.  The return of the Securities is subject to, and will in no event exceed, the predetermined Maximim Gain of 84.00% and, accordingly, any return at maturity will not exceed the specified Maximum Gain.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 1, dated January 8, 2010 and the terms set forth herein.  See “Key Risks” on page 6 of this pricing supplement and the more detailed “Risk Factors” beginning on page US1-1 of the accompanying underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 1, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Issuer
Per Security	$10.00	$0.30	$9.70
Total	$1,473,000	$44,190	$1,428,810

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Index identified on the cover page.  The Index described in this pricing supplement is a reference asset as defined in the underlying supplement no. 1 and the prospectus supplement, and the Securities being offered hereby are “notes” for purposes of the underlying supplement no. 1 and the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Index.  Although the Security offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index or any stocks comprising the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the underlying supplement no. 1 dated January 11, 2010, the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 1, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Key Risks” on page 6 of this pricing supplement and in “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including underlying supplement no. 1, a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the underlying supplement no. 1, the prospectus and the prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the underlying supplement no. 1, the prospectus and prospectus supplement if you request them by calling toll-free 1 866 811 8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦    Underlying supplement no. 1 dated January 8, 2010: http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

♦    Prospectus supplement dated April 9, 2009: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦    Prospectus dated April 2, 2009: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to the “issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 1” mean the underlying supplement no. 1 dated January 8, 2010, references to “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦  You seek an investment with an enhanced return linked to the potential positive performance of the Index and you believe the level of the Index will increase moderately over the term of the Securities – meaning that such an increase is unlikely to exceed the Maximum Gain indicated herein at maturity (you will not benefit from any increase in the level of the Index that, when multiplied by the Participation Rate, exceeds the Maximum Gain).

♦  You are willing and able to lose 1% of your Principal Amount for every 1% that the Index Return is less than zero.

♦  You are willing to make an investment the potential return of which is subject to a cap equal to the Maximum Gain indicated herein.

♦  You are willing to hold the Securities to maturity, a term of 48 months.

♦  You are willing to forgo dividends or other distributions paid on the stocks comprising the Index in exchange for enhanced returns subject to the Maximum Gain if the Index appreciates.

♦  You do not seek current income from this investment.

♦  You do not seek an investment for which there is an active secondary market.

♦  You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The Securities may not be suitable for you if:

♦  You believe the increase in the level of the Index will be more than moderate over the term of the Securities – meaning that such an increase is likely to exceed the Maximum Gain indicated herein at maturity.

♦  You believe the level of the Index will decrease over the term of the Securities or that any increase in the level of the Index will not be sufficient to provide you with your desired return.

♦  You seek an investment whose return is not subject to a cap that is equal to the Maximum Gain.

♦  You are unable or unwilling to hold the Securities to maturity.

♦  You seek an investment that has some degree of principal protection.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦  You prefer to receive dividends or other distributions paid on the stocks comprising the Index.

♦  You seek current income from this investment.

♦  You seek an investment for which there will be an active secondary market.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement.

Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	48 months
Index	Dow Jones Industrial Average
Payment at Maturity (per $10 Security)[2]
You will receive a cash Payment at Maturity linked to the performance of the Index during the term of the Securities.

If the Index Return is greater than zero, at maturity, you will receive an amount equal to the lesser of:
(A) $10 + ($10 × Index Return × Participation Rate); and
(B) $10 + ($10 × Maximum Gain).

If the Index Return is equal to or less than zero, at maturity you will receive an amount calculated as follows:
$10 + ($10 × Index Return)

In this case you will lose some or all of your Principal Amount.

Participation Rate	200.00%
Maximum Gain	84.00%
Index Return	Ending Level –Starting Level
Starting Level
Starting Level	10,442.41, Which has the Official Closing Level (as defined below) of the Index as determined by the Calculation Agent on the Trade date.
Ending Level	The Official Closing Level of the Index as determined by the Calculation Agent on the Final Valuation Date.
Official Closing Level
The Official Closing Level on any scheduled trading day will be the closing level of the Index as determined by the Calculation Agent and based upon the value displayed on Bloomberg Professional® service page “INDU <INDEX>” or as displayed on any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP / ISIN	40432R856 / US40432R8566
Calculation Agent	HSBC USA Inc., or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

At maturity, you will receive the Principal Amount reduced by 1% for every 1% that the Index Return is less than zero $10 + $10 × (Index Return)

As such, you could lose most or all of the Principal Amount of your Securities depending on how much the level of the Index decreases over the term of the Securities.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold Securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The Securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the Securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the Securities, such as the Ending Level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Securities.
2 Payment at Maturity is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when come due.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity included in the Index.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Index relative to its Starting Level. The Ending Level on the final valuation date cannot be predicted. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index.  The numbers appearing in the examples below have been rounded for ease of analysis.  The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security, and reflect the following:

Investment term:	48 months

Starting Level:	10,442.41

Participation Rate:	200.00%

Maximum Gain:	84.00%

Example 1 — The level of the Index increases from a Starting Level of 10,442.41 to an Ending Level of 10,964.53. The Index Return is calculated as follows:
(10,964.53 - 10,442.41) / 10,442.41 = 5.00%

Because the Index  Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Participation Rate), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 5.00% × 200%) and (B) $10.00 + ($10.00 × 84.00%)
= the lesser of (A) $10.00 + ($10.00 × 10.00%) and (B) $10.00 + ($10.00 × 84.00%)
=$10.00 + ($10.00 × 10.00%)
=$10.00 + $1.00
=$11.00

Because the Index Return of 5.00% multiplied by the Participation Rate is less than the Maximum Gain of 84.00%, for each $10.00 Principal Amount of Securities, you will receive $11.00.

Example 2 — The level of the Index increases from a Starting Level of 10,442.41 to an Ending Level of 15,663.62. The Index Return is calculated as follows:
(15,663.62 - 10,442.41) / 10,442.41 = 50.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Participation Rate), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 50.00% × 200%) and (B) $10.00 + ($10.00 × 84.00%)
= the lesser of (A) $10.00 + ($10.00 × 100.00%) and (B) $10.00 + ($10.00 × 84.00%)
=$10.00 + ($10.00 × 84.00%)
=$10.00 + $8.40
=$18.40

Because the Index Return of 50.00% multiplied by the Participation Rate is greater than the Maximum Gain of 84.00%, for each $10.00 Principal Amount of Securities, you will receive $18.40, the maximum payment on the Securities.

Example 3 — The level of the Index decreases from a Index Starting Level of 10,442.41 to a Index Ending Level of 8,353.93.  The Index Return is calculated as follows:

(8,353.93 – 10,442.41) / 10,442.41 = -20.00%

Because the Index Return is less than zero at maturity, for each $10.00 Principal Amount of Securities you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Return is less than zero, and the Payment at Maturity is calculated as follows:

  $10.00 + $10.00 × (Index Return)
=$10.00 + $10.00 × (-20.00%)
=$10.00 - $2.00
=$8.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying underlying supplement no. 1 and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
You May Lose Some or All of Your Investment– The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive.  If the Index Return is negative, you will lose 1% of you Principal Amount for each 1% that the Ending Level is less than the Starting Level.  YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

♦
Maximum Gain– You will not participate in any increase in the level of the Index (as magnified by the Participation Rate) beyond the Maximum Gain of 84.00%.  YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Certain Built-in Costs are Likely to Adversely Affect the Value of the Securities Prior to Maturity – You should be willing to hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Index has appreciated since the trade date.

♦
The Securities are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities.

♦
Owning the Securities is Not the Same as Owning the Stocks Comprising the Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks comprising the Index.  As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks comprising the Index would have.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities.

♦
Market Price Prior to Maturity –  The market price of the Securities will be influenced by many factors including the level of the Index, price volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks comprising the Index, or in futures, options or other derivative products on the stocks comprising the Index or the Index itself, may adversely affect the market value of the stocks comprising the Index or the Index itself, and, therefore, the market value of the Securities.

♦
Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market making activities at any time and without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦
Changes Affecting the Index – The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks comprising the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Index.  The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the Index.  Any such actions could have an adverse effect the value of the Securities.

♦
Potential Conflict of Interest – HSBC or its affiliates may engage in business with the issuers of the stocks comprising the Index, which could affect the price of such stocks or the level of the Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the observed Ending Level as well as whether to postpone the determination of the Ending Level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time.  Any such research, opinions or recommendations could affect the level of the Index or the prices of the stocks included in the Index, and therefore, the market value of the Securities.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities.  It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The Dow Jones Industrial Average (“INDU”)

Description of the INDU

The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry.  It is intended to be a measure of the entire U.S. market, except the transportation and utilities industries, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods.

For more information about the Index, see “The Dow Jones Industrial Average” on page US1-9 of the accompanying underlying supplement no. 1.

Historical Performance of the INDU

The following graph sets forth the historical performance of the INDU based on the daily historical closing prices from 6/1/2000 to 6/21/2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the INDU should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Closing Level of the Index on June 21, 2010 was 10,442.41.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the Ending Level.  If a market disruption event exists with respect to the Index on that scheduled trading day, then the accelerated final valuation date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will then be the fourth business day following the postponed accelerated final valuation date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”).  HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time.  HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.